Exhibit 99



                       KEYSPAN ENERGY ACQUIRES RAVENSWOOD
                                GENERATING PLANT

          - KeySpan Now Largest Investor-Owned Power Generator in NYS -

Brooklyn and Hicksville, N.Y. June 18, 1999 -- New York City has a major new producer of electric power. As of today, KeySpan Energy (NYSE:KSE), through its KeySpan Electric division, owns and operates the 2,168-megawatt Ravenswood electric-generating facility, located in Long Island City, Queens.

KeySpan  purchased the plant from The Consolidated  Edison Company (NYSE:ED) for
$597  million.   Ravenswood   represents  27%  of  New  York  City's   "in-city"
electric-generation capacity.

Located across the East River from Manhattan, Ravenswood's three principal generators, fueled primarily by natural gas, can generate 1,753 megawatts of electricity. In addition, Ravenswood's gas turbines are capable of producing 415 megawatts of power for peak use.

"With the acquisition of Ravenswood, KeySpan has become the largest investor-owned producer of power in New York State," said Robert B. Catell, Chairman and Chief Executive Officer of KeySpan Corporation. "We also have the largest electric-producing capacity in New York City and will play a critical role in providing competitive, market-based power to retail customers."

"KeySpan has achieved true convergence as we build our base of electric and gas customers in both our regulated and non-regulated businesses," Catell said. "As a prime generating asset in a major urban load pocket, Ravenswood gives us strategic leverage in the demanding New York market. This acquisition will contribute to our earnings this year and advance our strategy to be the premier energy company in the Northeast through electric generation, natural gas transmission and distribution, and unregulated energy services."